UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 8, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 15, 2007, Inforidge Co Ltd (“Inforidge”), a wholly owned subsidiary of Global Hotline, Inc. (“Global Hotline”), which is a wholly owned subsidiary of IA Global, Inc. (the “Company”) received notice of a signed Agency Agreement (“Agreement”) with American Life Insurance Company, (“Alico”), a Japanese company which is a subsidiary of American Insurance Group (“AIG”). Pursuant to this Agreement, Inforidge agreed to sell insurance products starting on August 8, 2007 on behalf of Alico, with sales commissions payable from 30-120 days. The Agreement expires on August 8, 2008, and is automatically renewable for an additional year unless it is terminated by either party upon thirty days notice prior to the expiration date. The Agreement maybe cancelled under certain conditions.

In support of this Agreement, Global Hotline entered an Outbound Promotion Sales Agreement (“Sales Agreement”) with Alico. Pursuant to this Sales Agreement, Alico agreed to pay to Global Hotline a fee of approximately 75,000,000 Yen or $632,000 during the three months ending September 30, 2007 and to pay a percentage of annualized premiums on a quarterly basis during the term of the Sales Agreement.

As previously announced, the Company is forecasting Global Hotline revenues for the twelve months ending March 31, 2008 at approximately $47-$55 million, or a 114%-150% increase over the prior year period of $22 million.

Global Hotline is opening a fifth call center in Tokyo, Japan in late August 2007 to support these new agreements with AIG. This new call center is expected to employ over 400 full and part-time employees. The Company expects to incur startup and training costs through September 30, 2007 on these agreements.

A copy of these agreements will be filed as exhibits to the Company’s Form 10-Q Quarterly Report for the three months ending September 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: August 20, 2007

By:	/s/ Mark Scott

Mark Scott

President and Chief Financial Officer